EXHIBIT 10-B

             FRED MEYER, INC. BONUS PLAN DESCRIPTION

                  AS AMENDED TO JANUARY 28, 1995



INTRODUCTION:

     The Fred Meyer, Inc. Bonus Plan compensates selected employees based on goals and objectives determined periodically by the Company. Under the Bonus Plan, bonuses are allocated based on programs prescribed for each of two categories of participants: (1) Regional and Store bonusable participants, and (2) all other bonusable participants.

REGIONAL AND STORE BONUSABLE PARTICIPANTS PROGRAM:

     Awards for regional and store bonusable participants are based upon predetermined and preapproved objectives for store contribution income and corporate pretax income. Each quarter and year the Company sets objectives for sales, contribution income and pretax income based upon the Company's projections, each region/store manager's projections and historical results. These objectives are reviewed and approved by the Company's Compensation Committee. The actual bonus awarded each quarter and for the year is based on a predefined percentage of the participant's regular salary for the year, as adjusted for actual versus budgeted results. Budgeted results give rise to a target bonus, while greater than budgeted results give rise to a larger bonus (up to 237.5 percent of target bonus), and lower than budgeted results will result in a smaller bonus (as low as 0 percent of target bonus). A portion of each participant's bonus is generally calculated on how well the participant's area of responsibility does, and a smaller portion is based on how well the Company does. The Company portion is capped at 200 percent and the store/region portion is capped at 250 percent.

ALL OTHER BONUSABLE PARTICIPANTS PROGRAM:

     The program applicable to all other management/ supervisory and other bonusable participants not included in the regional and store program is based on the following formula: The bonus paid is based on the Company's objectives for sales, pretax income, and various departmental budgets as prepared by the department's management, and approved by the Compensation Committee. The bonus amount paid is determined as a percentage of each participant's salary (target bonus), adjusted upward or downward based on performance. Participants can achieve a maximum of 200 percent of their target bonus for exceeding their performance goals or a minimum of 0 percent of target bonus for lower than predefined results. A portion of a participant's bonus is generally based on his/her department's results, with the larger portion based on the Company's pretax income results. Both the department and Company portion is capped at 200 percent. Twenty percent of the target bonus of the Chairman, the President and all Senior Vice Presidents is deferred into the Company's Capital Bonus Plan. The Capital Bonus Plan measures the return on assets invested in new stores and major remodels to determine the actual payment of the deferred portion of the participant's bonus. Payments are made after the second and third full years' results under that Plan.

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YEAR-END REVIEW AND PAYMENT:

     Bonuses are generally paid in April following the year in which performance goals are measured. The Compensation Committee approves the final amount of total bonuses to be paid and the amount paid to executive officers prior to such payment. The Compensation Committee of the Board of Directors can approve discretionary amounts resulting from unusual circumstances affecting the Company.

SUPERIOR PERFORMANCE BONUS PLAN:

     Vice Presidents, Senior Vice Presidents, the Chief Operating Officer and Chief Executive Officer are eligible to receive stock bonuses based on the Company achieving superior performance levels as approved in advance by the Compensation Committee of the Board of Directors. The number of shares paid as a bonus, which vest one-third per year over a three-year period, is based on the ratio of shareholder value added as a percent of total assets.